UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2007

VERISIGN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of

Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

487 East Middlefield Road, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

(650) 961-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(e)	On August 7, 2007, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of VeriSign, Inc. (“VeriSign” or the “Company”) adopted a policy (the “Policy”) pursuant to which executive officers of the Company would receive certain benefits upon a change-in-control of the Company.

Under the Policy, an executive officer of the Company is entitled to receive severance benefits if, within the twenty-four months following a “change-in-control” (or under certain circumstances, preceding a “change-in-control”), the executive officer’s employment is terminated by VeriSign without “cause” or is voluntarily terminated by the executive officer for “good reason,” as such terms are defined in the Policy. If such events occur and the executive officer timely delivers a general release agreement, the Policy provides that VeriSign will make the following payments to the executive officer (except to the extent that such payments are subject to a six month delay if required by the Internal Revenue Code Section 409A deferred compensation rules):

•	the pro rata target bonus for the year in which the executive officer was terminated;

•

a specified multiple of the executive officer’s annual base salary plus an average of the executive officer’s annual bonus amount for the last three full fiscal years prior to a change in control; the applicable multiples are 200% of the annual base salary and bonus for the chief executive officer and 100% of the annual base salary and bonus for other executive officer participants; and

•

continued heath benefits for the executive officer and the executive officer’s eligible dependents for a number of years equal to the severance multiple, provided that such coverage of health benefits will cease if the executive officer becomes eligible for comparable benefits from a new employer.

The Policy has an initial term of two years and will automatically renew for one-year periods thereafter unless the Board of Directors terminates the Policy at least 90 days before the end of the then-current term.

On August 7, 2007, the Compensation Committee approved the following compensation arrangement for William A. Roper, Jr., President and Chief Executive Officer of VeriSign: (i) an annual base salary of $750,000, and an annual target bonus equal to 100% of the annual base salary that may be increased to up to 200% of the annual base salary pursuant to the terms of the VeriSign Performance Plan bonus program, and (ii) equity grants of two options to purchase an aggregate of 369,197 shares of VeriSign common stock that vest quarterly over a three-year period from the date of grant, 110,375 restricted stock units (“RSUs”), and 88,300 performance-based RSUs. Each RSU represents a contingent right to receive one share of VeriSign common stock once vested, and vests quarterly from the date of grant over three years. Each performance-based RSU represents a contingent right to receive one share of VeriSign common stock once vested, and vests as to 100% of the grant on the third anniversary of the date of grant if certain performance criterion is achieved, or as to 50% of the grant on the fourth anniversary of the date of grant if such performance criterion is not achieved, with the remaining 50% of the grant being forfeited.

On August 7, 2007, the Compensation Committee approved the following compensation arrangement for Albert E. Clement, Senior Vice President, Finance and Chief Financial Officer of VeriSign: (i) an annual base salary of $375,000, and an annual target bonus equal to 60% of the annual base salary payable pursuant to the terms of the VeriSign Performance Plan bonus program and (ii) equity grants of an option to purchase an aggregate of 70,494 shares of VeriSign common stock whereby 25% of the grant vests one year after the date of grant and thereafter as to 6.25% of the grant each quarter until fully vested, and 49,506 performance-based RSUs. Each performance-based RSU represents a contingent right to receive one share of VeriSign common stock once vested, and vests as to 100% of the grant on the third anniversary of the date of grant if certain performance criterion is achieved, or as to 50% of the grant on the fourth anniversary of the date of grant if such performance criterion is not achieved, with the remaining 50% of the grant being forfeited.

Item 8.01. Other Events.

On August 13, 2007, VeriSign issued a press release announcing that it proposes to offer $1.1 billion principal amount of junior subordinated convertible debentures. VeriSign will also grant to the initial purchaser of the debentures the right to purchase up to an additional $200 million principal amount of debentures. VeriSign intends to use the net proceeds of the offering to repurchase its common stock through an accelerated share repurchase arrangement and from institutional investors in negotiated transactions. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

VeriSign has requested an amendment to the credit facility that VeriSign entered into with a syndicate of banks and other financial institutions on June 7, 2006 with respect to the treatment of the debentures and the application of the net proceeds to repurchase common stock. If VeriSign does not obtain such amendment, VeriSign will not be able to borrow under its credit facility, and will be required to terminate the facility. VeriSign believes that it will either be able to obtain the necessary amendment or will be able to replace its credit facility with a comparable facility, although there can be no assurance that VeriSign will be able to do so or as to the terms of any such amendment or replacement facility.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of VeriSign, Inc. issued August 13, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: August 13, 2007	By:	/s/ Richard H. Goshorn
Richard H. Goshorn
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of VeriSign, Inc. issued August 13, 2007.